                                                                    Exhibit a(9)

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 6-K

                            Report of Foreign Issuer
                      Pursuant to Rule 13a-16 or 15d-16 of
                      the Securities Exchange Act of 1934

                      for the month of

                                     TOTAL
                (Translation of registrant's name into English)

                                   Tour Total
                               24, cours Michelet
                                 La Defense 10
                                 92800 Puteaux
                                     France
                    (Address of principal executive offices)

            Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

                         Form 20-F |X| or Form 40-F |_|

            Indicate by check mark whether the registrant by furnishing the information contained in this Form is also furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities and Exchange Act of 1934.

                                 Yes |_| No |X|

            If yes is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-____

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        TOTAL

                                        By: /s/ Charles Paris De Bollardiere
                                            ----------------------------------
Date: May 21, 1999                          Name:  Charles PARIS De BOLLARDIERE
                                            Title: Treasurer

FINANCIAL DIVISION                                                 21 April 1999
DF/FT/Fund and Stock Market Dept.
PG/vb- No. 346/A

--------------------------------------------------------------------------------
   Information memorandum issued for the implementation of a stock redemption programme which will be submitted to the approval of the Combined
        Ordinary and Extraordinary Shareholders' meeting of 11 May 1999.
--------------------------------------------------------------------------------

                                  INTRODUCTION

Pursuant to COB Regulation No. 98-02 of 6 September 1998, the purpose of this information memorandum is to describe the objectives, terms and conditions of the stock redemption programme contemplated by TOTAL and its estimated impact on the position of shareholders.

      1. OBJECTIVES OF THE STOCK REDEMPTION PROGRAMME AND USE OF THE REDEEMED SHARES

The resolution submitted to TOTAL's Extraordinary Shareholders' Meeting will authorise a stock redemption programme covering no more than 10% of the Company's capital. Shares already held by the Company shall be taken into account in order to calculate the said threshold.

The priority objectives of this stock redemption programme shall be as follows:

o regularisation of the share price through intervention on the market for the shares

o implementation of programmes for the granting of stock options; it is however specified that TOTAL already holds 970,000 shares under such plans

o redemption of a number of shares corresponding to the shares issued or to be issued in connection with the exercise of TOTAL warrants

o redemption of a number of shares corresponding to shares issued or to be issued as part of share capital increases reserved for employees

o management of the Company's cash or reserves if it appears that such redemption is an adequate solution.

Shares may also be redeemed for the following reasons:

o implementation of a stock purchase programme by employees or any allotment of shares as part of employee participation in the results of corporate growth

o redemption of shares which are to be exchanged as part of external growth transactions

o redemption of shares in connection with the issuance of rights attached to investment securities giving right upon reimbursement, conversion, exchange or tendering of a coupon or in any other manner to the allotment of Company shares.

The stock redemption programme will also enable TOTAL to purchase and sell its own shares on the stock market or through over-the-counter transactions or for any other purpose that is or may be authorised by law or regulations in force and effect. In such case, the Company shall inform its shareholders by way of a press release.

In view of these objectives, the Treasury shares so redeemed may in priority be:

o either transferred, through any means and in particular through sale on the stock exchange or over the counter through a block sale, exchange of shares as a payment for an acquisition or in connection with public offers of purchase, exchange or sale

o     or delivered to holders of stock options

o or forfeited within the limit of 10% of the share capital in order to optimise earnings per share, subject also to approval by TOTAL's Extraordinary Shareholders' Meeting.

Shares purchased may possibly be:

o     either sold to employees directly or through the employee savings fund

o     or retained

o or delivered following the exercise of rights attached to investment securities giving a right to the allotment of Company shares by way of repayment, conversion, exchange, tendering of a coupon or in any other manner.

Shares redeemed and retained by TOTAL shall be deprived of any voting right and shall not give a right to the payment of a dividend.

      2. LEGAL FRAMEWORK

      The implementation of this programme, in pursuance of the provisions of Act No. 98-546 of 2 July 1998 containing various economic and financial provisions, will be proposed to the next Combined Ordinary and Extraordinary Shareholders' Meeting of TOTAL, held on 11 May 1999, in the form of the following resolutions:

o Authority granted to the Board of Directors to purchase shares of the Company in line with the objectives of the stock redemption programme. This authority is requested for a maximum term of eighteen months.

      Maximum purchase price: EUR 150. Minimum purchase price: EUR 60.

      This resolution would cancel and supersede the previous authority regarding share price regularisation, which had been granted by the fourth resolution of the Combined Ordinary and Extraordinary Shareholders' Meeting of TOTAL, hold on 13 May 1998.

o Authority granted to the Board of Directors to forfeit shares acquired under the stock redemption plan, within the limit of 10% of the capital for each period of 24 months. This authority is requested for a term of eighteen months.

3. TERMS AND CONDITIONS

3-1. Maximum percentage of the share capital to be acquired and maximum amount to be used for this transaction

The maximum percentage of its share capital that TOTAL intends to purchase is 10% of the Company's current capital. This limit shall not be calculated on the basis of the share capital at a given time but shall be adjusted on an ongoing basis in order to reflect changes in TOTAL's capital. The number of shares comprising TOTAL's capital as of 31 March 1999 is 288,051,493 shares (for the record only: the number of voting rights is 305,916,449).

As an indication only and on the basis of the maximum number of shares comprising the capital after the public offer of exchange for PetroFina, i.e. 352,657,260 shares, and taking into account the 4,697,792 shares already held by TOTAL as of 31 March 1999, the maximum number of shares to be purchased in order to fully implement the programme would be 30,567,934 shares, or a maximum theoretical investment equal to EUR 4,585 million on the basis of the maximum purchase price of EUR 150.

TOTAL undertakes to comply on an ongoing basis with the legal limit regarding the direct or indirect holding of Treasury shares.

3-2. Terms and conditions of the redemption

The shares may be redeemed by all means on the market or over the counter. These means include the use of any financial derivative instrument, whether traded on a regulated market or over the counter, and the creation of option strategies. These transactions may be carried out at any time, in compliance with laws and regulations in force and effect. No quota is allotted a priori as regards the part of the programme to be implemented through block sales, within the limit of the authority to be granted by shareholders.

3.3. Term and timetable of the redemption programme

In accordance with the fifth resolution which will be submitted to the Combined Extraordinary and Ordinary Shareholders' Meeting of 11 May 1999, the stock redemption programme may be implemented over an eighteen-month period from the date of the said Meeting, such period expiring on 11 November 2000.

3-4. Terms and conditions governing the funding of the stock redemption programme

TOTAL Group intends to fund the stock redemption programme with its own resources without excluding a possible reliance on debt.

      4. INFORMATION FOR ASSESSING THE IMPACT OF THE PROGRAMME ON THE FINANCIAL POSITION OF THE TOTAL GROUP

The calculation of the programme's impact on TOTAL Group's financial statements has been made, as an indication only, on the basis of the pro forma financial statements as of 31 December 1998, assuming that PetroFina was wholly owned by TOTAL on the same date, and assuming that all shares redeemed would be actually forfeited, except for 970,000 shares allotted to the stock option programme.

A simulation is shown below on the basis of the following assumptions:

> Average unit purchase price of EUR 100 per share, this price being close to the weighted average of the share price over a two-month period (26 January 99, 25 March 99) or EUR 98.65.

> Financial expenses at the short-term rate of 3.5%; the taxation rate used corresponds to TOTAL's position as of 31 December 1998, TOTAL having opted for the consolidated global net income system.

> Redemption of 30,567,934 shares which, in addition to the 4,697,792 shares already held by TOTAL, represent 10% of the capital and forfeiting of the said shares, less the 970,000 shares allocated to the stock option plan, or a total of 34,295,726 shares.

---------------------------------------------------------------------------------------------------------
In EUR million (except where otherwise indicated)   1998 pro forma    1998 pro forma after redemption of
Base: Fiscal 1998                                   Total-PetroFina   30,567,934 shares and forfeiting of
                                                                               34,295,726 shares
---------------------------------------------------------------------------------------------------------
Total amount of the redemption                                        3,057
---------------------------------------------------------------------------------------------------------
Number of shares comprising the capital             352,657,260       318,361,534
---------------------------------------------------------------------------------------------------------
Shareholders' equity after payment of dividends     13,575            10,108
---------------------------------------------------------------------------------------------------------
Net consolidated debt                               5,697             18,860
---------------------------------------------------------------------------------------------------------
Net debt/shareholders' equity ratio                 42%               88%
---------------------------------------------------------------------------------------------------------
Net income*                                         1,560             1,462
---------------------------------------------------------------------------------------------------------
Net earnings per share (in EUR/share)               4.42              4.59
---------------------------------------------------------------------------------------------------------
Impact on net earnings per share                                      3.8%
---------------------------------------------------------------------------------------------------------

* Not including non-recurrent items of the 1998 net income.

      5. TAX TREATMENT OF THE REDEMPTION

On the basis of current legislation, the tax treatment is as follows:

5-1. For the seller

The repurchase of its own shares by the Company in order to forfeit the said shares shall have no impact on taxable income: in particular no capital gains will be recognised for tax purposes in case of revaluation of the shares between the date of their redemption and the date upon which they are forfeited. Also, this redemption will not result in the obligation to pay the precompte (special withholding tax on dividends). In the event that the redeemed shares are eventually sold or transferred at a price different from their repurchase price, the taxable income will be impacted by the amount of the capital gain or loss so made.

5-2. For shareholders selling shares and whose tax domicile is located in France

Pursuant to Article 112-6(degree) of the General Tax Code (CGI), amounts received by shareholders upon the sale of their securities to the issuer as part of a stock redemption programme are subject to the capital gains tax.

Individual shareholders whose tax domicile is located in France

Pursuant to Article 92B of the CGI, capital gains arising in connection with the sale of securities are taxable in full where the annual amount of the sales exceeds the threshold determined by the Finance Bill (FRF 50,000 for fiscal
1999). Capital losses may be applied against capital gains of the same nature sustained during the year of the sale or the five following years, provided that the aforementioned threshold is exceeded during the year during which the said capital losses have been sustained.

The said gain is taxed at the current total rate of 26%, including 16% due under corporate income tax, 7.5% due under the generalised social security contribution, 2% under the social levy and 0.5% under the contribution to the repayment of the social debt.

Shareholders who are legal persons subject to income tax and which are domiciled in France for tax purposes

Capital gains and losses made in connection with the sale are taxable at the ordinary rate, i.e. currently 33 1/3% plus the additional 10% contribution and, where applicable, the temporary contribution (at the rate of 10% for fiscal
1999).

However, pursuant to Article 219-1.a ter of the CGI, where securities sold qualify as controlling interests in the meaning of accounting and tax regulations, and where such securities have been held for more than 2 years, capital gains and losses made in connection with the sale may be subject to the provisions applicable to long-term capital gains and losses, provided that the relevant amounts are posted to the special reserve for long-term capital gains. In such case, the applicable tax rate is 19% plus the additional 10% contribution and, where applicable, the temporary contribution (at the rate of 10% for fiscal 1999).

Investors' attention is drawn to the fact that this information is only a summary of applicable tax rules and that their specific situation must be reviewed with their usual tax advisor.

5-3. For shareholders selling shares and who are not domiciled in France for tax purposes

Non-resident shareholders are not subject to French tax.

      6. STRUCTURE OF TOTAL'S SHARE CAPITAL

The table below provides information regarding shareholders known to the Company as of 31 March 1999.

-----------------------------------------------------------------------------------------------
31 MARCH 1999                               Percentage of the   Percentage of the voting rights
                                                 capital
-----------------------------------------------------------------------------------------------
1. MAIN SHAREHOLDERS REPRESENTED
WITH THE BOARD OF DIRECTORS
- AGF                                               0.8                       1.0
- Paribas                                           0.4                       0.8
- COGEMA                                            4.7                       8.8
- Societe Generale                                  1.0                       1.8
- Electrafina                                       8.3                       7.8
- Investor                                          2.4                       2.2
- Tractebel                                         2.0                       1.9
- Electrabel                                        1.9                       1.8
- AG 1824                                           0.4                       0.4
2. GROUP EMPLOYEES                                  2.4                       4.0
3. OTHER REGISTERED SHAREHOLDERS                    0.9                       0.9
(not including Total and Total Nucleaire)
-----------------------------------------------------------------------------------------------
SUB-TOTAL STABLE SHAREHOLDERS                      25.2                      31.4
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4. SHARES HELD WITHIN THE GROUP
- Total                                             1.6                       0
- Total Nucleaire                                   0.3                       0
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TOTAL NUMBER OF SHARES HELD                         1.9                       0
WITHIN THE GROUP
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OTHER BEARER SHARES                                72.9                      68.6
-----------------------------------------------------------------------------------------------
(INCLUDING BEARERS OF ADSs*)                        8.8                       8.3
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
* American Depositary Shares listed on the New York Stock Exchange.

      7. PERSON RESPONSIBLE FOR THIS INFORMATION MEMORANDUM

To the best of my knowledge, the data contained in this information memorandum accurately reflect the facts. They contain all information necessary so that investors and shareholders may make a judgement on TOTAL's programme for the redemption of its own shares. No information that might alter the tenor of this document has been omitted.

                                                     Thierry DESMAREST
                                            Chairman and Chief Executive Officer

A reference document was registered with the French Commission des Operations de Bourse on March 18, 1999 under Number R 99-046.